Exhibit 99.1

Introduction

Thank you. This is Patricia Murphy, Vice President of Investor Relations for IBM, and I want to welcome you to our first quarter 2020 earnings presentation. I’m here with Arvind Krishna, IBM’s Chief Executive Officer, and Jim Kavanaugh, IBM’s Senior Vice President and Chief Financial Officer.

We’ll post today’s prepared remarks on the IBM investor website within a couple of hours, and a replay will be available by this time tomorrow. Some comments made in this presentation may be considered forward looking under the Private Securities Litigation Reform Act of 1995. These statements involve factors that could cause our actual results to differ materially. Additional information about these factors is included in the company’s SEC filings.

Our presentation also includes non-GAAP measures, to provide additional information to investors. For example, we present revenue growth at constant currency throughout the presentation. In addition, to provide a view consistent with our go-forward business, we’ll focus on constant currency growth adjusting for the divested businesses for the impacted lines of total revenue, cloud and our geographic performance. We have provided reconciliation charts for these and other non-GAAP measures at the end of the presentation, and in the 8-K submitted to the SEC.

I’d like to make two other comments regarding this quarter’s presentation. First, consistent with our last two quarters, IBM’s revenue, profit and earnings per share reflect the impact of purchase accounting and other transaction-related adjustments associated with the acquisition of Red Hat. These adjustments and charges are primarily non-cash.

Second, our segment structure for 2020 remains consistent with 2019, though at the beginning of this year we realigned a couple of offerings between segments, resulting in very modest adjustments. Our results reflect this realignment, and we are providing a view of first quarter 2019 on that recast basis in today’s supplemental slides, and two years of historical recast data on our website.

So with that, I’ll turn the call over to Arvind.

CEO Perspective

Hello everyone. As you all know, we are in the midst of an unprecedented global public health crisis. I’d like to pause for a moment and say that my heart goes out to all those dealing with COVID-19.

One of the first commitments I made was to be transparent and open, not just with our employees and our clients and partners, but with our investment community as well. In that spirit, I will participate, not just today, but in earnings calls from now on.

There are a few topics I’d like to cover with you today. First, I’ll revisit areas I have talked about. Second, I’ll tell you about what we’ve accomplished in the last two weeks. And finally, I’ll tell you about areas I intend to focus on in the near future and then I’ll quickly touch upon our Q1 results.

Let’s start with the areas I have talked about. I have told our teams: it is essential that we deepen our understanding of our clients’ journey to hybrid cloud and AI, which will result in hybrid cloud as the fourth platform, we remain obsessed with continually delighting clients, and we further establish IBM as the gold standard for good tech. All of these are underpinned by a culture that fosters growth and an entrepreneurial mindset. I see these as our collective priorities.

I’ll move on to what’s been done in the last few weeks. Despite the challenges we’re facing as a result of the global crisis, we have remained steadfast in our commitment to employees, clients, and society at large. More than 95 percent of our 350,000 IBMers are working remotely now.

In addition, about 8,000 of them remain at essential sites to carry out mission-critical work.

As our clients adjust to this new normal, they need a partner they can trust. IBM is that partner. This isn’t just about helping our clients navigate the crisis, but to ensure they emerge stronger and more resilient. To that end, we have taken concrete steps to bundle existing offerings to address the shifting needs of clients such as leveraging hybrid cloud, using AI for automation and enabling remote work.

Another area we have been focusing on has been to mobilize IBM and IBMers to help with the global battle against COVID-19. Here are some examples: the computing power, over 360 petaflops that we have helped convene for researchers; the Weather Channel's COVID-19 county-by-county map, which saw more than 40 million visits in the first week of launch; the AI assistants that can answer citizens' questions about COVID-19 – 21 of them live today and nearly 90 being rolled out; and the educational resources available to anyone, anywhere. We're doing great work helping the city of New York and are delivering 300,000 tablets with educational software and free cellular data connections that can help students learn remotely. When we add this all up, we've done the math, in just a few weeks, we've already committed over $200 million in terms of contributions and volunteer time. I'm extremely proud of IBM's response to COVID-19.

Now I want to tell you about some areas of focus for the near future. I want to be clear: the ultimate outcome that I am absolutely committed to is growth for our company as we emerge from the pandemic. A key area of focus is to ensure that IBM leads in the two major transformational journeys our clients are on: cloud and AI.

IBM has already built three enduring platforms - mainframe, services, and middleware. The fourth one is hybrid cloud. Clients, however, need more than a platform. They need our deep industry expertise. This is why the services that clients rely on, to build and manage the hybrid cloud platform, is a massive opportunity for IBM. It's nearly half of the $1.2 trillion hybrid cloud opportunity.

IBM, together with Red Hat, have unique sources of competitive advantage we can leverage to win the architectural battle for cloud. There's our open source and security leadership, our deep expertise, and trust. But also, the fact that we give clients the unique ability to build mission-critical applications once and run them anywhere. Together with Red Hat, we are establishing Linux, containers, and Kubernetes as the new standard. This is winning the architectural battle for hybrid cloud.

Let’s touch a little bit on how we take this to clients. I want IBMers to lead with a more technical approach. I want our teams to showcase the value of our solutions as early as possible. Likewise, there must be a relentless focus on quality.  Our products must speak for themselves in terms of user experience, design and ease of use.

My approach is straightforward. I am going to focus on growing the value of the company. This includes better aligning our portfolio around hybrid cloud and AI to meet the evolving needs of the market. We will continue investing, including acquisitions. As you have seen we have divested parts of software and services that did not align with our focus areas. This will continue.

The past few weeks have catapulted us into the world of virtual selling and remote delivery. These entail new ways of working. This is a reminder we should always be asking ourselves: “is there a better way to do this?”. If you don’t question why you are doing things, you’ll never evolve into something better. What’s clear is our confidence in our strategy and our portfolio, which is focused on hybrid cloud and AI.

Before turning to Jim, I want to comment on our results. In the first quarter we had modest revenue growth, that’s net of currency and divestitures. We entered the quarter in a good position with momentum from the end of last year. However, in the last few weeks, we faced a shift in client priorities towards a preservation of capital. This impacted software disproportionately, and Jim will comment more on this later. The other parts of our business maintained modest momentum. We are entering this challenging environment from a relative position of strength. Our clients are enterprises that run the most essential processes of the world. Our balance sheet is strong, and Jim is going to take you through that.

I believe that what we are going through today with the shift to remote work, automation, application modernization will accelerate our clients’ shift to hybrid cloud. This gives me immense confidence in our future.

So, I will turn it over to Jim to take you through the quarter, and then we’ll come back at the end for Q&A.

Positioned for the Current Environment and Beyond

Thank you, Arvind. I want to start out by expressing my sympathy to all those who have been impacted by this health crisis, and deep gratitude to the incredible people who have been helping IBM, our clients, and the world to deal with this crisis – especially those on the front line.

Now turning to our first quarter, we delivered $17.6B of revenue, with modest growth net of currency and divestitures. We had good gross margin expansion, operating earnings per share of $1.84, and continued solid free cash flow.

Before I get into the specifics of the quarter, in light of the current environment, I want to take a step back and provide some perspective on a few areas. First, on our client base, our portfolio and our financial profile – which you’ll see provide some stability to our business. Second, what we saw at the end of the quarter, and then finally, add on to Arvind’s comments on what we’re doing within our own business to address the current environment.

IBM has always focused on the enterprise space, and within that our business is more concentrated in large enterprises. For decades we have run our clients most critical processes, like core banking systems, supply chains, and claims processing. From an industry perspective, the majority of our revenue comes from clients in financial services, telecom, and the public sector, including government and healthcare. We have long-term relationships with these clients in the form of multi-year services contracts, recurring software streams, and financing arrangements. As a result, when you look at our business mix, about 60 percent of our annual revenue is in recurring businesses.

While we’re not immune in this environment to disruptions in the transactional content and volume reductions, our client profile and annuity base provide some level of stability – not only in our revenue, but also in profit and cash – as we manage through these challenging times.

Looking at the first quarter, through February we were tracking roughly in line with our expectations. As we got into March, the health situation and resulting social distancing became more widespread, and as you would expect, we saw a noticeable change in client priorities. With that, there was effectively a pause, as clients understandably dealt with their most pressing needs. This was most pronounced in our software business, where the vast majority of transactions typically close in the last two weeks of the quarter.

For those clients that did engage at the end of the quarter, there was a noticeable change in priorities, where focus very quickly shifted to the stability of their operations and preservation of cash. They moved ahead with spending that addressed immediate and essential needs – including running mission-critical processes and securing a remote workforce. For example, we increased infrastructure capacity and services to meet unprecedented demands on critical banking functions – for banks in countries ranging from Italy and Spain, to the United States, to Australia and Singapore. In Brazil, we developed a platform in a single week to connect patients to doctors via telemedicine. And at a major US insurance company, we helped 40,000 employees to work remote, when they had absolutely no “work at home” capabilities just two weeks earlier.

At the same time, the last few weeks have only reinforced the need for clients to modernize their businesses for the new world, and cloud and AI are at the core of their digital reinventions. With our hybrid cloud and AI platforms, together with our expertise in running critical processes, we’re ideally positioned to guide clients on their journeys. Anthem is a great example of a company accelerating their digital reinvention in today’s COVID-19 environment. We’re helping them to operate with more agility and provide greater quality of service, by leveraging data and deep insights to enhance the experience of their 41 million members. We are doing this on a secure, open platform run on Red Hat and the IBM Cloud.

Now in parallel, we’ve taken actions within our own business to help IBM better operate in this environment and emerge stronger. For example, we are aligning investments to the key offering areas Arvind mentioned. We took structural actions to improve the competitiveness of our Global Technology Services business, and enable new ways of working across our operations. Our actions will deliver annualized gross savings of nearly $2 billion. We are accelerating our own digital transformation – from demand generation, to further ramping up our digital sales capability. And in our supply chain, we are leveraging AI, blockchain and IoT technologies to drive faster and smarter decisions with our suppliers. We also enhanced health and safety measures at our sites to maintain our manufacturing operations at required capacity to meet our customers' needs. This caps off a lot of work over the last few years to make our supply chain more flexible and resilient.

While we’re supporting our clients and improving the flexibility and competitive position of our operations, we are also taking actions to enhance IBM’s balance sheet strength and liquidity position. We accessed the debt market in early February, with a $4 billion issuance, while reducing four and a half billion dollars of current and 2021 refinancing needs. In addition, while we do not rely on commercial paper for our funding needs, we thought it was prudent to take advantage of our access to the CP market. We ended the quarter with two and a half billion dollars of commercial paper, which increased both our debt and cash balances.

As a result, we ended March with a cash balance of $12 billion, which is up $3 billion from year-end. Our total debt of $64 billion includes $22 billion of global financing debt, which is in support of IBM products and services, and has a stable credit portfolio. Finally, as we discussed in January, our pension plans were well funded at the end of 2019, with worldwide qualified plans funded at 102 percent. While we typically don’t provide a status during the year, I can say that our overall pension funded status in March was fairly consistent with year-end, and we do not see a change to our expected plan contributions in 2020.

Bottom line, we have a strong cash position and ample credit available during these uncertain times to support and invest in the business. We’ll continue to be opportunistic in the capital markets, while remaining fully committed to our mid-to-high single A credit rating and our targeted leverage ratio. I’ll remind you we also have over $15 billion of unused credit facilities. And while we have no plans to draw on the facilities, they are available as back-up liquidity, and our debt covenants are well within the required levels. And with our share repurchase program suspended since the Red Hat acquisition, our overall shareholder payout remains at a comfortable level and we remain fully committed to our dividend.

1Q20 Highlights

So, with that as a backdrop, let me focus on few highlights in the quarter, before getting into the segments.

We had strong cloud performance again this quarter, with cloud revenue up 23 percent. By bringing together our technology and expertise to help our clients accelerate their journeys to cloud, our cloud revenue has grown to $22 billion over the last 12 months.

Arvind talked about the winning cloud architecture of Linux, containers and Kubernetes, and the acquisition and integration of Red Hat bolsters our position in hybrid cloud. Red Hat momentum continued this quarter, with normalized revenue growth of 20 percent, and strong bookings and backlog growth. RHEL has proved to be mission-critical for many customers, particularly in this environment, and Infrastructure revenue was again up double-digits. Application Development and emerging technologies was up nearly 40 percent this quarter – driven by OpenShift and Ansible. The number of Red Hat large deals was up from the fourth quarter, and up about 50 percent over last year. Red Hat signed the two largest deals in its history, leveraging IBM’s deep client relationships. This is a great proof point of the value of IBM and Red Hat together. We see it in the larger Red Hat deals, in the pipeline of IBM services engagements based on Red Hat’s technologies, and in the number of clients now using Red Hat and IBM’s container solutions. This has grown to over 2,200, as Red Hat and IBM have emerged as the leading container platform.

The contribution of Red Hat, together with strong margin performance in our services businesses contributed to our 150 basis points of operating gross margin expansion.

Our pre-tax income reflects charges of nearly $900 million primarily for the structural actions to improve our competitiveness in GTS, and accelerate our shift to a cognitive enterprise. The charges for these actions were more than offset by non-cash discrete tax benefits. You’ll recall I mentioned both the structural actions and the discrete tax benefits back on our call in January, and so these had been planned for some time.

Our cash and balance sheet strength are fueled by healthy free cash flow. This quarter we generated $2.1 billion of cash from operations, and $1.4 billion of free cash flow, both excluding our financing receivables. There is a lot of seasonality in our free cash flow, and over the last year we generated $11.6 billion, which is about 125 percent of GAAP net income.

And a final comment on Red Hat’s contribution to our free cash flow. When we closed Red Hat back in July, we expected Red Hat, net of interest expense, to be accretive to free cash flow by the end of the first year. With Red Hat’s strong performance, after three quarters, we’ve now achieved that milestone.

Cloud & Cognitive Software

Now, let me turn to the segment results, starting with Cloud and Cognitive Software, which grew seven percent this quarter. We had strong performance in Red Hat, IoT and Data & AI, and in our security services.

Just as I did for overall IBM, I’ll start with a view of software dynamics as we moved through the quarter. We entered the year with a robust offering portfolio and solid pipeline, and we had double-digit revenue growth through February. In March, our software transactions stalled nearly overnight, as our clients shifted their focus to resiliency efforts. We saw those dynamics play out most notably in Cognitive Applications, where many transformational deals were paused, especially in the retail industry. And in Transaction Processing Platforms, given cash concerns, clients traded off capex for opex. These are typically large engagements, and in this environment, clients elected to defer purchases, impacting perpetual license sales late in the quarter. More than offsetting that, we continue to have good growth in Cloud and Data Platforms, led by Red Hat and the synergies we’re realizing by bringing together Red Hat and IBM software.

Given the shifting software demands we’ve seen in some parts of the business, we are focused on a number of initiatives heading into the second quarter. We’re doubling-down on areas that facilitate the shift to cloud – including Red Hat and other cloud and data platform offerings, Cloud Paks for operational efficiency and QRadar on Cloud for security threats. Our go-to-market teams are accelerating their shifts to digital channels. And we’re now leveraging our partner ecosystem to expand our reach into critical industries and markets.

To sum it up, our portfolio in Cloud & Cognitive Software is aligned to the hybrid cloud and AI opportunity. We’ve modernized our software to be cloud native and optimized on OpenShift, which provides a compelling hybrid cloud platform for clients on their digital journeys to cloud. While we expect near-term pressure on transactions, we continue to invest in new development and innovation for our hybrid cloud and AI strategy.

Global Business Services

Turning to Global Business Services, we entered the year with good momentum in revenue, gross profit and signings – and our backlog returned to growth. This growing backlog, and the revenue we expected to yield from it, gave us confidence that GBS revenue performance would accelerate as the year progressed.

We had solid performance in GBS in the first quarter, with revenue growth of one percent, and gross profit margin expansion of 100 basis points. Our Consulting revenue grew five percent, led by offerings that help clients with their digital reinventions – such as cloud advisory and application modernization, and offerings that leverage AI to inject intelligence into business processes. These offerings enable clients to re-engineer their business processes and IT environments for speed, flexibility, and efficiency to better serve their end-users. We have standardized our cloud application modernization offerings on OpenShift, and built the world’s largest Red Hat consulting practice. We are now working with over 100 clients on Red Hat technologies, such as Anthem, Procter & Gamble, USAA, Santander, and Horizon Healthcare, just to name a few. In the first quarter we also had good growth in many of the transformational offerings like next-generation enterprise applications. But as the impact of COVID-19 intensified in March, clients began to deprioritize some of these projects.

In this environment, we are aligning our go-to-market and delivery resources to the near-term opportunity, addressing challenges like engaging customers virtually, modernizing and migrating applications to the cloud, empowering a remote workforce, and cybersecurity and IT resiliency. Internally, we have shifted from a predominantly face-to-face engagement model to a virtual one – now with almost 100 percent of our

GBS delivery resources not only working remotely, but productively working to support our clients. Over the last few weeks we’ve gotten questions from investors on our ability to support clients given the shut-down in some countries. I can tell you that in India, we had over 98 percent of our practitioners working remotely within 48 hours of lockdown.

As we look forward, we have a solid base of business and a growing backlog, though in the near term, we expect customers to continue to delay and replan some projects. We are going to continue to prudently manage the business by leveraging our variable and global delivery resource model, to ensure utilization is balanced with the rate and pace of backlog consumption and new deals. And we’re going to continue to build skills and practices, so that as the demand returns to more normal levels, we’re ready to address it.

Global Technology Services

Turning to Global Technology Services, our revenue decline of four percent was fairly consistent with last quarter’s performance, and we expanded gross profit margin by 30 basis points. As I’ve said in the past, we are managing this business for margin and cash contribution.

Last quarter, I talked about the actions to accelerate the shift to higher value segments of the market and improve our cost competitiveness. So let me start with a quick update on our progress. A significant portion of the first quarter’s structural actions addressed GTS. This improves our position for the future but impacted our PTI in the first quarter. In this dynamic environment, we are going to continue to evaluate the cost competitiveness of this portfolio – and we’ll take further actions as required. We also advanced our joint offerings and go-to-market capabilities with GBS. As clients shift their mission-critical workloads to the cloud, they are looking for integration across the application and infrastructure stack. By more tightly integrating GBS and GTS, we’re providing a differentiated solution. While we are in the initial stages of this work, we see some early indications of progress in our signings this quarter. Both total signings, and our cloud signings grew at a double-digit rate – this includes significant engagements at Caixabank and Anthem.

Strong signings contributed to an improved total Services backlog – which is now roughly flat year to year. Within that, cloud now represents over 40 percent of our outsourcing backlog. This fuels our GTS cloud revenue, which was up 12 percent this quarter.

In the current environment, enterprises are focused on infrastructure solutions, which enhance IT resiliency and business continuity, address new cyber-security risks, and reconfigure their IT environments for cost efficiency and business agility. We are prioritizing our resources and our management system to these opportunities, focusing on offerings like unified communication, business continuity and resiliency, workplace virtualization and enabling remote working. At the same time, we are adopting alternative delivery methods as we continue to support mission-critical workloads without service interruption. In fact, almost 100 percent of our employees in our GTS global delivery centers are now working remotely.

While in this environment we expect to have some impact due to lower business volumes, this will ultimately lead to an acceleration in the shift of mission-critical workloads to the cloud. And as I’ve said, this will be a hybrid multi-cloud environment, built on open standards. IBM Services will leverage our incumbency, our industry, regulatory and business process expertise – and of course Red Hat, to capture this opportunity.

Systems

And so now looking at Systems, revenue was up four percent this quarter, and gross margin expanded over 400 basis points.

In an environment where client behavior shifted at the end of the quarter, our hardware portfolio held up well. This reflects the importance of IBM Z and high-end storage for mission-critical operations, as well as product cycle dynamics. These are high-end systems, and client value in this segment is driven by new innovation. We see that in the z15 mainframe. And we see it in Storage, with the high-end DS8900 introduced at the end of 2019, and more recently, a new and simplified distributed storage portfolio, which supports hybrid multi-cloud deployments. In the second full quarter of availability, the z15 proved to be a crucial backbone of enterprise operations, providing a stable, secure, and scalable platform. Our financial services clients were able to scale up their capacity to meet the significant demands from unprecedented spikes in market volatility – without touching their physical infrastructure. And in high-end storage, which is tightly integrated with the mainframe, we had a good quarter, especially in support of mission-critical banking workloads. The growth in Z and storage was partly offset by a decline in Power. This reflects where we are in our product cycle, as well as the fact that Power is more skewed to smaller enterprises, which were more impacted by the dynamics in March.

We’re continuing to adapt our operations to meet the needs of clients most effectively, especially in this changing environment. We’re expanding the digital sales channel for both the Storage and Power business. And we’re leveraging technology to proactively manage our globally diversified supply chain.

Summary

Now after going through the segments, I want to bring it back up to the IBM level, and talk about what this means going forward.

First and foremost, we have confidence in our strategy and our portfolio, which is focused on hybrid cloud and AI. Nothing we’ve seen over the last two months causes us to waiver from these priorities. In fact, as Arvind said up front, we believe the challenges clients are facing today will speed their transitions to digital. That bodes well for us.

But there is obviously some dislocation in the near term. In this environment, we’ve taken quick and prudent actions to manage our cost and expense, further improve our liquidity position, and focus on opportunities to emerge stronger.

Since the crisis began, we’ve been stress testing our model, and running a number of scenarios based on various assumptions. Given the level of uncertainty around the duration of the health crisis, and the rate and pace of economic recovery, there is a wide range of outcomes for the year, which we are prepared for. But to assign probabilities to the assumptions during these unprecedented times just isn’t valuable. As a result, it is prudent to withdraw our expectations for full year 2020, and we will reassess at the end of the second quarter. Though to be clear, under the various scenarios we ran, we have ample free cash flow and liquidity to support our business and secure our dividend.

Before turning back to Arvind, I want to provide some perspective on how we’re entering the second quarter.

Over the last few years, our software transactional content in the second quarter is about 20 to 25 percent of our software revenue. We have a solid pipeline of deals, but in the end, our software performance will depend on how we yield against that pipeline. If we continue to see the same client buying behavior, it’s reasonable to expect the second quarter will be more challenging.

Systems hardware is essentially all transactional. Here too, we have a good pipeline in IBM Z and storage. While the current environment is expected to impact closure rates, I would expect less of an impact to Z and storage, given the essential nature of the purchases and the additional capacity requirements, especially in certain industries.

In services, we’ve made real progress in the backlog, and for the first time in a while, we ended the quarter with services backlog essentially flat vs. last year – that’s with GBS up, and GTS down modestly. About 80 percent of the GBS revenue and 90 percent of the GTS revenue in a quarter has historically come from the opening backlog, though our contracts adjust for flexible volumes in our clients’ businesses. As mentioned earlier, close to 100 percent of the people in our services delivery centers are working remotely.

Looking at our cost and expense, we’re closely managing our spending, and capitalizing on new and efficient ways of operating. The savings from the structural actions will start to yield in the second half. We are likely to take additional actions in the second quarter.

I'll remind you that we are well positioned from a liquidity perspective and remain focused on driving our free cash flow including robust working capital management. For years we’ve been talking about our high-value portfolio and business model, and in times like these that really matters.

This is why our liquidity position is naturally strong, and our pension plan is well funded coming into this environment. So, we’re prepared for this environment, have a strong financial position, and compelling value propositions for clients – but our near-term performance will ultimately be influenced by client buying patterns in this economic environment.

Arvind, I’ll turn it back over to you.

Thank you, Jim.

We have taken the importance of transparency seriously, and so it was a tough decision to withdraw guidance. But these are unprecedented times, and this quarter is not the time to declare that we have clarity – that does not benefit us, and it does not benefit you as investors and analysts. With better clarity on the economic recovery, we will provide an update at the end of the second quarter.

But please know there’s a difference between the ability to accurately predict a near-term revenue or earnings per share number – and confidence in our business over the longer term. And I have confidence in our business. Under different scenarios, we have ample free cash flow and liquidity to support the business and secure our dividend. We are entering this environment from a position of strength.

So, over to Patricia for the Q&A.

Closing

Thank you, Arvind. Before we begin the Q&A, I’d like to mention a couple of items. First, you’ll notice we updated our chart format, to streamline the information presented during the webcast. The content no longer presented in the mainline charts is now included in our supplement information, which is at the end of the slide deck. And finally, as always, I’d ask you to refrain from multi-part questions.

So, operator, let’s please open it up for questions.